Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Pathward Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value	Rule 457(c) and (h)	1,400,000(3)	$51.23 (2)	$71,722,000	$0.0001476	$10,586.17
	Total Offering Amounts					$71,722,000		$10,586.17
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$10,586.17
(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common shares as quoted on the Nasdaq Stock Market on February 23, 2024, which was $51.23.
(3) Includes (a) 1,004,678 common shares issuable under the Pathward Financial, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), (b) 195,322 common shares underlying outstanding equity awards granted pursuant to the 2023 Plan and (c) 200,000 common shares underlying outstanding awards granted under the Pathward Financial, Inc. 2002 Omnibus Incentive Plan, as amended from time to time (the “Prior Plan”), which if cancelled, forfeited or terminated for any reason prior to exercise, delivery or becoming vested in full, will become available for future grant under the 2023 Plan.